EXHIBIT 11

                    TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                            Three Months Ended
                                                                March 31,
                                                             1999        1998
                                                          ----------   ---------
EARNINGS PER SHARE
  Net earnings available for common shares and common
  stock equivalent shares deemed to have a dilutive effect  $197,766    $231,792
                                                            ========    ========
  Basic earnings per share                                     $0.23       $0.20
                                                               =====       =====
  Diluted earnings per share                                   $0.21       $0.18
                                                               =====       =====
  Shares used in basic earnings per share computation
  Weighted average common shares outstanding                 878,798   1,167,498
                                                             =======   =========
  Shares used in diluted earnings per share computation
  Weighted average common shares outstanding                 948,997   1,260,234

  Additional potentially dilutive effect of stock options     70,199      92,736
                                                              ------      ------
                                                             878,798   1,167,498
                                                             =======   =========